Exhibit 99.2

ADVANCED CHIP ENGINEERING TECHNOLOGY INC.

UNAUDITED FINANCIAL STATEMENTS

SEPTEMBER 30, 2009

AS REQUIRED UNDER RULE 3-09 UNDER REGULATION S-X

Advanced Chip Engineering Technology Inc.

BALANCE SHEET

September 30, 2009

(Expressed in New Taiwan Dollars)

Unaudited

	Note	September 30, 2009
		Amount
ASSETS:
Current Assets
Cash and cash in bank	2,3	$676,158
Notes receivable, net		—
Accounts receivable, net	2,4	23,689,495
Other financial assets	5,17	2,269,415
Inventories, net	2,6	25,288,539
Restructed assets-current	18	100,000
Prepayments and other current assets		21,542,108

Total Current Assets		73,565,715

Property, Plant and Equipment	2,7
Cost
Land		136,183,400
Buildings and facilities		474,776,423
Machinery and equipment		1,159,786,988
Transportation equipment		453,887
Office equipment		29,782,649
Leasehold improvements		6,743,425
Other equipment		13,018,989

Total Cost		1,820,745,761
Less: Accumulated depreciation		(637,311,455)
Accumulated impairment		(101,709,257)
payment for equipment		18,226,451

Net Fixed Assets		1,099,951,500

Intangible Assets
Computer software	2	4,849,714

Other Assets
Refundable deposits		480,000

Total Assets		$1,178,846,929

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities
Short-term loans	8	$39,884,150
Notes payable		556,500
Accounts payable		17,526,723
Accounts payable-related party		12,900,000
Payable on equipment		19,443,796
Current protion of long-term loans	9	57,291,422
Accrued expenses and other current Liabilities	17	45,903,015

Total Current Liabilities		193,505,606

Long-term loans Liabilities
Long-term loans	9	113,113,234

Other Liabilities
Deposites received		0

Total Liabilities		306,618,840

Stockholders’ Equity
Capital-common stock	11	2,237,959,810
Accumulated deficits		(1,365,731,721)

Total Stockholders’ Equity		872,228,089

Total Liabilities and Stockholders’ Equity		$1,178,846,929

The accompanying notes are an integral part of the financial statements

Advanced Chip Engineering Technology Inc.

STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED September 30, 2009

(Expressed in New Taiwan Dollars)

Unaudited

		2009
	NOTE	Amount
Operating Revenues		$128,392,003
Cost of Goods Sold		237,486,060

Gross profit		(109,094,057)

Operating expenses
Selling expenses		2,762,787
Administrative and general expenses		16,179,958
Research and development expenses		18,549,974

Total operations expenses		37,492,719

Operating Loss		(146,586,776)

Non-operating income and gains
Interest income		2,385
Gain on disposal of property, plant and equipment		1,000,000
Foreign exchange gain, net		1,853,207
Rental revenue		0
Other non-operating revenue		246,530

Total non-operating income and gains		3,102,122

Non-operating expenses and losses
Interest expense		4,950,432
Loss on disposal of property, plant and equipment		52,782,442
Foreign exchange loss, net		2,057,566
Other non-operating expenses		29,849

Total non-operating expenses and losses		59,820,289

Net loss before income tax		(203,304,943)
Income tax benefit (expense)	2,14	0

Net loss		(203,304,943)

Net loss per share—basic and diluted		(0.91)

Shares used in per share calculation—basic and diluted		223,795,981

The accompanying notes are an integral part of the financial statements.

Advanced Chip Engineering Technology Inc.

STATEMENT OF SHAREHOLDERS’ EQUITY

(Expressed in New Taiwan Dollars)

Unaudited

	Common Stock		Accumulated Deficit	Total
	Shares	Amount
Balances, December 31, 2008	223,795,981	$2,237,959,810	$(1,162,426,778)	$1,075,533,032
Net loss	—	—	(203,304,943)

Balances, September 30, 2009	223,795,981	$2,237,959,810	$(1,365,731,721)	$1,075,533,032

The accompanying notes are an integral part of the financial statements.

Advanced Chip Engineering Technology Inc.

STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS ENDED September 30, 2009

(Expressed in New Taiwan Dollars)

Unaudited

2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$(203,304,943)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	120,935,696
Amortization	2,690,979
Loss on disposal of property, plant and equipment	51,782,442
Prepayment for equipment transferred to expenses	689,440
Changes in operating assets and liabilities:
Decrease (increase) in:
Notes receivable	2,052,591
Accounts receivable	(10,885,910)
Other financial assets	(384,214)
Inventories	(1,826,945)
Prepayments and other current assets	(1,677,772)
Increase (decrease) in:
Notes payable	(16,208)
Accounts payable	6,634,243
Accrued expenses and other current Liabilities	(12,348,834)

Net cash provided by operating activities	(45,659,435)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquision of property, plant and equipment	(4,411,211)
Proceeds from disposal of property, plant and equipment	51,000,000
Decrease (Increase) in payable on equipment	(32,138,914)
Decrease (Increase) intangible assets	(285,000)

Net cash used in investing activities	14,164,875

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (Decrease) in short-term loans	6,990,870
Increase (Decrease) in accounts payable—related party	12,900,000
Increase (Decrease) in long-term loans	(11,234,804)
Decrease in deposits received	0

Net cash provided by/(used in) financing activities	8,656,066

Net increase in cash and cash in bank	(22,838,494)
Cash and cash in bank at beginning of year	23,514,652

Cash and cash in bank at end of year	$676,158

Supplement disclosure of cash flow information:
Interest paid during the year (excluding capitalized interest)	$4,912,648

Income tax paid	$0

Non-cash investing and financing activities:
Capital reduction and capital surplus transferred to offset accumulated deficits	$0

Current portion of long-term loans payable	$57,291,422

The accompanying notes are an integral part of the financial statements.

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

For the nine months ended 30 September 2009

(Expressed in New Taiwan Dollars, Unless Otherwise Specified)

1.	ORGANIZATION AND OPERATIONS

Advanced Chip Engineering Technology Inc. (the “company”) was incorporated under the company Law of the Republic of China in May 2000. The company’s major business activity is to engage in the business of testing and assembling service, manufacturing and selling integrated circuit. As of September 30, 2009, the Company had 98 employees.

2.	PRINCIPAL ACCOUNTING POLICIES

The financial statements of the Company are in conformity with generally accepted accounting principles of the Republic of China. The financial reports are composed at the historical cost; the summarization of important account policy and the measurements are as follows:

(1).	Current/Non current Assets and Liabilities

Assets to be used up or consumed within one year are classified as current. Liabilities to be redeemed, paid or settled within one year are classified as current. All other assets and liabilities are classified as non current.

(2).	Cash and Cash in bank

Cash include cash, petty cash and cash in bank.

(3).	Allowance for doubtful accounts

Allowance for doubtful accounts is provided according to the evaluation of the collection of ending balance of notes receivable and accounts receivable.

(4).	Inventories

Inventories are stated at the lower of cost or net realizable value. Inventory write-downs are made on an item-by-item basis, except where it may be appropriate to group similar or related items. Net realizable value is the estimated selling price of inventories less all estimated costs of completion and necessary selling costs.

(5).	Financial assets carried at cost

Investments in which the Company does not exercise significant influence and that do not have a quoted market price in an active market and whose fair value cannot be reliably measured are carried at their original cost, such as non-publicly traded stocks and mutual funds. The costs of mutual funds and non-publicly traded stocks are determined using the weighted-average method. If there is objective evidence which indicated that a financial asset is impaired, a loss is recognized. A subsequent reversal of such impairment loss in not allowed.

The accounting treatment for cash dividends and stock dividends arising from financial assets carried at cost is the same as that for cash and stock dividends arising from available-for-sale financial assets.

(6).	Fixed assets and depreciation

Fixed assets are states at cost less accumulated depreciation. Major renewals and betterments are capitalized while maintenance and repairs are expensed currently. Interest incurred in connection with the purchase or construction of fixed assets is capitalized. When fixed assets are sold or disposed of,

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

For the nine months ended 30 September 2009

(Expressed in New Taiwan Dollars, Unless Otherwise Specified)

their cost and related accumulated depreciation are removed from the accounts. Any resulting loss is charged to non-operating expenses while gain is credited to non-operating income. Depreciation is provided on the straight-line method over the useful lives. Economic lives of major property and equipment are the following:

Buildings and facilities	5-50 years Transportation equipment	2-5 years
Machinery	2-5 years Leased assets	3-50 years
Office equipment	2-5 years Other equipment	3-5 years

(7).	Deferred Charges

a.	Refundable deposits are the factory deposits.

b.	Deferred charges mainly consist of computer software cost and moulds are amortized by the straight-line method over one to five years.

(8).	Pension

The pension mechanism under the Act is deemed a defined contribution plan. Pursuant to the Act, the Company has made monthly contribution equal to 6% of each employee’s monthly salary to employees’ pension accounts. For employees under defined contribution pension costs are recorded based on the actual contributions made to employees’ individual pension accounts during their service periods.

(9).	Impairment

When an indication of impairment of asset (fixed assets, equity method investments, technology cooperation assets and deferred expenses) is identified, any excess of the carrying amount of an asset over its recoverable amount is recognized as a loss. If the recoverable amount increases in a future period, the amount previously recognized as impairment would be reversed and recognized as a gain. However, the adjusted amount may not exceed the carrying amount that would have been determined, net of amortization, had no impairment loss been recognized.

(10).	Revenue

Revenue is recognized when the earning process is almost completed; and is realized or may be realized.

(11).	Foreign Currency Transactions

Foreign-denominated transactions are recorded at rates as transactions occur. Foreign exchange gain and loss on settlement of foreign-denominated assets and liabilities and those of year-end adjustment to foreign-denominated assets and liabilities by the spot rates then are included in current earnings.

(12).	Income Taxes

The Company adopted the SFAS No. 22, “Accounting for income taxes” to make inter- and intra-period income tax allocation. Tax effects of significant deductible and taxable temporary differences, unused investment tax credits, and operating loss carry forwards are treated as deferred tax assets and liabilities. Classification of deferred tax asset and liability as current or non-current is based on the underlying assets and liabilities and the estimated time of realization. Valuation allowance is provided for deferred tax assets by assessing whether it is more likely than not such assets will realize. Adjustments to prior years’ income taxes are reflected as current income taxes.

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

For the nine months ended 30 September 2009

(Expressed in New Taiwan Dollars, Unless Otherwise Specified)

If properties acquired meet the criteria of “Statute for Upgrading Industries”, investment tax credits from automatic machinery acquisition and R&D expenditures are accounted for as a deductible item to estimated income tax payable and recognized currently.

The 10% surtax on undistributed earnings is reported as current expense on the date of the annual stockholder’s meeting declaring distribution of earnings.

The R.O.C. government enacted the Alternative Minimum Tax Act (the AMT Act), which became effective on January 1, 2006. The alternative minimum tax (AMT) imposed under the AMT Act is a supplemental tax levied at a rate of 10% which is payable if the income tax payable determined pursuant to the Income Tax Law is below the minimum amount prescribed under the AMT Act. The taxable income for calculating the AMT includes most of the income that is exempted from income tax under various laws and statutes. The Company has considered the impact of the AMT Act in the determination of its tax liabilities.

(13).	Earnings per share

Basic EPS is calculated by dividing net income by the weighted-average number of outstanding common shares.

(14).	Employee bonus and remunerations to directors and supervisors

The ARDF issued Interpretation 2007-052 on March 16, 2007 that requires companies to recognize bonuses paid to employees, directors and supervisors as compensation expenses or liabilities due to the unpaid compensation beginning January 1, 2008. If the bonus decided by the stockholders’ meeting is different from the estimated amount, the difference is recognized as net income or loss for the next period.

3.	Cash and Cash in bank

September 30, 2009
Cash on hand	$47,002
Saving accounts and Foreign currency	629,156
Time deposits	—

Total	$676,158

4.	Accounts Receivable, Net

September 30, 2009
Accounts receivable	$20,076,585
Accounts receivable-related party	3,612,910

Total	$23,689,495

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

For the nine months ended 30 September 2009

(Expressed in New Taiwan Dollars, Unless Otherwise Specified)

5.	Other Financial assets

September 30, 2009
Return tax receivable	$2,233,627
Interest receivable	190
Other receivable	35,598

Total	$2,269,415

6.	Inventories, Net

September 30, 2009
Finished goods	$5,607,267
Work in process	9,803,771
Raw materials and supplies	20,699,785
Less: Allowance for inventory market decline and obsolescence	(10,822,284)

Total	$25,288,539

7.	Fixed assets

	September 30, 2009
Asset	Cost	Accumulated depreciation	Accumulated impairment	Book value
Land	$136,183,400	$—	$(32,667,900)	$103,515,500
Building and facilities	474,776,423	(95,105,697)	(3,455,100)	376,215,626
Machinery and equipment	1,159,786,988	(508,411,359)	(65,586,257)	585,789,372
Transportation equipment	453,887	(453,887)	—	—
Office equipment	29,782,649	(20,992,469)	—	8,790,180
Other equipment	13,018,989	(5,604,618)	—	7,414,371
Leased equipment	6,743,425	(6,743,425)	—	—
Construction in progress	1,115,702	—	—	1,115,702
Prepayment for equipment	17,110,749	—	—	17,110,749

	$1,838,972,212	$(673,311,455)	$(101,709,257)	$1,099,951,500

8.	Short-term Loans

September 30, 2009
Secured bank loans	$39,884,150

$39,884,150

Interest rates	2.40%-2.55%

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

For the nine months ended 30 September 2009

(Expressed in New Taiwan Dollars, Unless Otherwise Specified)

9.	Long-term loans payable

	Period	Interest rates	September 30, 2009
Secured bank loans	90.07.30-101.07.30	3.660%	$119,404,656
Equipment loans	97.04.15-103.04.15	3.532%	51,000,000

Total long-term loans			170,404,656
Less: Current portion			(57,291,422)

			$113,113,234

10. Pensions

The Company has a defined benefit pension plan in accordance with the Labor Standards Law, covering all regular employees for services provided prior to July 1, 2005, and employees who choose to remain under the defined benefit plan subsequent to the enforcement of the Labor Pension Act (the “Act”) on July 1, 2005. Under the defined benefit plan, two units are accrued for each year of service for the first 15 years and one unit is accrued for each additional year thereafter, subject to a maximum of 45 units. Pensions paid upon retirement are based on the number of units accrued and the average monthly salaries and wages of the last six months prior to retirement. The Company contributes monthly an amount equal to 2% of the employees’ monthly salaries and wages to the retirement fund deposited with Bank of Taiwan.

Effective July 1, 2005, under the Act, the Company has established a funded defined contribution pension plan. Under the Act, current employees have the option to be covered under the defined contribution plan. The Company contributes monthly an amount based on 6% of the employees’ monthly salaries and wages to the employees’ individual pension accounts at the Bureau of Labor Insurance. Benefits accrued are portable upon a change of employment. Pensions are paid by monthly installments or in lump sum based on the accumulated balances of the employees’ individual pension accounts.

11.	Common Stock

As of September 30, 2009, the Company’s authorized and issued common stock amounted to $3,000,000,000 and $2,237,959,810, represented by 300,000,000 shares (including 6,400,000 shares for technology know-how and 30,000,000 shares reserved for the exercise of employee stock options in the future) and 223,795,981 shares (including 1,806,093 shares for technology know-how), respectively, at par of $10.

12.	Capital Reserve

The R.O.C. Company Law requires that capital reserve shall be exclusively used to offset accumulated deficits or to increase capital and shall not be used for any other purpose. However, all or part of capital reserve arising from paid-in capital in excess of par value on issuance of common stock and donations can be capitalized once a year, provided that the Company has no accumulated deficits.

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

For the nine months ended 30 September 2009

(Expressed in New Taiwan Dollars, Unless Otherwise Specified)

13.	Retained Earnings (Accumulated Deficits)

The Company’s articles of incorporation provides that net income, after deducting previous years’ losses and the appropriation of 10% legal reserves, may be appropriated or distributed proportionately as follows:

A.	84% as dividend paid to stockholders;

B.	1% as remuneration for directors and supervisors;

C.	15% as employee bonuses.

Distributions of stockholders’ dividends and employee bonuses may be in cash or in the form of common shares or a combination of both, subject to the resolution adopted by the Board of Directors and the approval of the stockholders.

As of December 31, 2009, the Company reported accumulated deficits and consequently there was no earnings available for distribution.

14.	Income Tax

1.	For the year ended September 30, 2009 and 2008, income tax calculation was shown below:

2009
Income tax calculated per statutory tax rate	$—
Tax effect of permanent differences	—
Tax effect of investment tax credits	—
Tax effect of loss carryforwards	(49,479,302)
10% tax on unappropriated earnings	—
Tax effect of valuation allowance	49,479,302

Income tax expense	—
Less: Prepaid and withholding taxes	—

Income tax refundable	$—

2.	Deferred tax assets and liabilities:

September 30, 2009
Deferred income tax assets – current	$16,758,555
Deferred income tax assets – noncurrent	771,082,627
Valuation allowance	(787,841,182)

Total	$—

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

For the nine months ended 30 September 2009

(Expressed in New Taiwan Dollars, Unless Otherwise Specified)

3.	Details of temporary differences, loss carryforwards and investment tax credits resulting in deferred income tax assets and liabilities are as follows:

	September 30, 2009
	Amount		Tax effect
Current items:
Investment tax credits	$		$16,758,555
Valuation allowance			(16,758,555)

			$—

Noncurrent items:
Loss carryforwards		$2,599,244,234	649,811,058
Investment tax credits			121,271,569
Valuation allowance			(771,082,627)

			$—

4.	As of September 30, 2009, investment tax credits consisted of the following:

Generated	Qualifying items	Total tax credits	Unused tax credits	Expiration years
2005	Research and development	$11,313,463	$11,313,463	2009
	Machinery and equipment	5,445,092	5,445,092	2009

2006	Research and development	21,615,529	21,615,529	2010
	Machinery and equipment	2,944,894	2,944,894	2010

2007	Research and development	32,306,277	32,306,277	2011
	Machinery and equipment	41,862,931	41,862,931	2011

2008	Research and development	16,070,646	16,070,646	2012
	Machinery and equipment	6,471,292	6,471,292	2012

		$138,030,124	$138,030,124

5.	As of December 31, 2009, losses available to be carried forward are as follows:

Year in which losses incurred		Expiration years	Losses available to be carried forward
2003	(Approved)	102	$425,581,419
2004	(Approved)	103	282,706,776
2005	(Approved)	104	356,310,536
2006	(Approved)	105	357,841,847
2007	(Approved)	106	469,851,650
2008	(Filed)	107	503,647,063
2009	(Expected filing amount)	108	203,304,943

			$2,599,244,234

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

For the nine months ended 30 September 2009

(Expressed in New Taiwan Dollars, Unless Otherwise Specified)

6.	Stockholders’ Imputation Tax Credit Account and Tax Rate:

September 30, 2009
Undistributed retained earnings	$(1,365,731,721)

Stockholders’ imputation tax credit account	$—

The expected creditable ratio	—

15.	Labor cost, Depreciation and Amortization:

	For the year ended September 30, 2009
	Included in cost of goods sold	Included in operating expenses	Total
Personnel Expenses	$34,067,512	$19,900,784	$53,968,296
Depreciation	116,374,223	4,561,473	120,935,696
Amortization	278,386	2,412,593	2,690,979

16.	Going Concern

As of September 30, 2009, the Company has incurred continuous losses with accumulated deficits of $1,365,731,721 and negative cash flows from operations, which raise substantial doubt about the Company’s ability to continue as a going concern. Based on the resolution of Board of Directors on January 20, 2009, the Company has determined to raise funds through disposing assets and look for opportunity to merge with another company. Effective September 30, 2009, Aptos Design Lab Inc. (ADL) acquired 195,796,920 shares or 87.5% of the total shares outstanding of 223,795,981 in a stock for stock exchange consisting of 1 share of ADL stock for 10 shares of ACET stock.

17.	Related party transactions

A.	Name and relationship with other parties are as follows:

Name of related party	Relationship with the Company
King Yuan Electronics Co., Ltd. (“KYEC”)	The chairman of the Company is KYEC’s vice-chairman (Note)

Silicon Storage Technology, Inc. (“SST”)	An equity investor of the Company

SST International Limited	A subsidiary of SST

Silicon Storage Technology Taiwan Ltd. (“SST Taiwan”)	A subsidiary of SST International Limited

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

For the nine months ended 30 September 2009

(Expressed in New Taiwan Dollars, Unless Otherwise Specified)

B.	Significant Transactions with Related Parties:

(1).	Accounts Receivable

	September 30, 2009
	Amount	%
Silicon Storage Technology, Inc	$3,612,910	15.25

Total	$3,612,910	15.25

(2).	Other Receivables (shown as other financial assets):

	September 30, 2009
	Amount	%
SST Taiwan.	$15,459	0.68

(3).	Other Payables (shown as accrued expenses and other current liabilities):

	September 30, 2009
	Amount	%
Silicon Storage Technology, Inc	$8,160,746	17.78

18.	Pledged Assets

Account	September 30, 2009	Subject of collaterals
Time deposits (shown in “Restricted assets—current”)	$100,000	Custom duties and short-term loan
Land (including leased assets)	103,515,500	long-term loans
Buildings and facilities (including leased assets)	376,215,626	long-term loans
Machinery and equipments	585,789,372	Short-term and long-term loans
Leased equipment	—	Short-term loans

Total	$1,065,620,498

19.	Commitments and Contingencies : Nil.

20.	Significant Catastrophic Losses: Nil.

21.	Significant Subsequent Events

The Company had a fire on October 2, 2009. The estimated loss is 560 million dollars. Fortunately, the machinery, equipment and other items are insured. The claims review procedure will be processed after the insurance company conducts the field survey. After the assessment, amount of claims should be approximately equivalent to the amount of loss.

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

For the nine months ended 30 September 2009

(Expressed in New Taiwan Dollars, Unless Otherwise Specified)

22.	Others :

A.	Fair Value of Financial Instruments

	September 30, 2009
	Book Value	Fair Value
Non-derivative financial instruments
Financial Assets
Financial assets with fair value equal to book value	$27,215,068	$27,215,068
Financial liability
Financial liabilities with fair value equal to book value	123,314,184	123,314,184
Long-term loans (including current portion)	170,404,656	170,404,656

The methods and assumptions used to measure the fair value of financial instruments are summarized below:

Financial assets / liabilities with fair value equal to book value: The carrying amounts of these assets / liabilities approximate fair values due to their short maturities. This applies to cash and cash equivalents, notes and accounts receivable, refundable deposits, short-term loans, notes and accounts payable.

Long-term loans: Fair value is estimated based on the discounted future cash flows. Discount rate is determined based on the Company’s credit adjusted borrowing rate on long-term loans, which approximate the floating interest rates. Accordingly, the carrying values of the long-term loans approximate their fair values.

B.	Information on financial assets and liabilities with fair value interest rate risk

As of September 30, 2009, the financial assets with fair value risk due to the change of interest amounted to $0. The Company has no financial liabilities with fair value risk due to the change of interest as of September 30, 2009. As of September 30, 2009, the financial assets with cash flow risk due to the change of interest amounted to $629,156; the financial liabilities with cash flow risk due to the change of interest amounted to $210,288,806.

C.	Procedure of financial risk control and hedge

In order to identify, evaluate and manage market risk, credit risk, liquidity risk and cash flow risk, the Company has established a risk management program and carried out procedures to monitor the fluctuations of exchange rate and interest rate, as well as implement credit controls over its transaction counterparties.

By considering factors such as changes in economic environment, competition, market value risks, and liquidity requirement, the Company adjusts related positions of financial assets and liabilities in order to optimize its risk exposure, maintain liquidity and centrally manage all market risks.

D.	Information on significant financial risks

a.	Market risk

The Company entered into financial instrument agreements with maturities shorter than one year. Therefore, the market risk is considered to be minimal.

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

For the nine months ended 30 September 2009

(Expressed in New Taiwan Dollars, Unless Otherwise Specified)

b.	Credit risk

The counterparties of the financial instruments are related parties and reputable companies, with which the Company has established long-term relationships. Thus, the Company believes that its exposure to potential default risk is low.

c.	Liquidity risk

The Company entered into financial instrument agreements with maturities shorter than one year. However, the Company has experienced continuous losses and may not have sufficient working capital for its daily operations. Please refer to Note 16 for further responses proposed by management.

d.	Cash flow interest rate risk

The Company entered into financial instrument agreements with maturities shorter than one year. Therefore, the Company’s exposure to cash flow interest rate risk is considered low.

Long-term liabilities are primarily issued at floating interest rates, which are not exposed to significant cash flow interest rate risk.

23.	US GAAP Reconciliation

The accompanying financial statements have been prepared in conformity with, “Business Entity Accounting Law”, “Regulation on Business Entity Accounting Handling” and accounting principles generally accepted in the Republic of China (“ROC GAAP”), which differ in certain material respects from generally accepted accounting principles in the United States (“US GAAP”). Such differences involve methods for measuring the amounts shown in the financial statements, as well as additional disclosures required by US GAAP.

The following is a summary of the material adjustments to net income and shareholders’ equity, which would be required in reconciling the significant differences between ROC GAAP and US GAAP:

Reconciliation of net loss:

For the nine months ended September 30, 2009
(Unaudited)
Net loss as reported under ROC GAAP	$(203,304,943)
US GAAP adjustments:
Compensated absences	1,085,466
Employee stock option	2,420,602

Total US GAAP adjustments	3,506,068
Taxation effect	—

Net loss under US GAAP	$(199,798,875)

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

For the nine months ended 30 September 2009

(Expressed in New Taiwan Dollars, Unless Otherwise Specified)

Reconciliation of stockholders’ equity:

For the nine months ended September 30, 2009
(Unaudited)
Total stockholders’ equity as reported under ROC GAAP	$872,228,089
US GAAP adjustments:
Defined benefit pension plan	2,782,276
Taxation effect	—

Stockholders’ equity under US GAAP	$875,010,365

Movement in stockholders’ equity in accordance with US GAAP:

For the nine months ended September 30, 2009
(Unaudited)
Balance at beginning of year	$1,077,229,842
Issuance of common stock for cash	—
Net loss under US GAAP	(199,798,875)
Employee stock option – amortized compensation	(2,420,602)
Defined benefit pension plan	—

Balance at end of year	$875,010,365

The balance sheet accounts under US GAAP is as follows:

September 30, 2009
(Unaudited)
Current Assets
Cash and cash equivalents	$676,158
Notes and accounts receivable, net	23,689,495
Other financial assets	2,369,415
Inventories	25,288,539
Restricted assets – current	100,000
Prepayments and other current assets	21,542,108

73,565,715

Property, plant and equipment	1,082,840,751
Intangible assets	4,849,714
Refundable deposits	480,000
Other assets	19,893,025

Total Assets	$1,181,629,205

Currents liabilities	$193,505,606
Long-term and other liabilities	113,113,234

Total Liabilities	306,618,840
Total Stockholders’ Equity	875,010,365

Total Liabilities and Stockholders’ Equity	$1,181,629,205

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

For the nine months ended 30 September 2009

(Expressed in New Taiwan Dollars, Unless Otherwise Specified)

Cash and cash flow statements

Under ROC GAAP, all certificates of deposit are classified as cash and cash equivalents. Under US GAAP, cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less. Summarized cash flow information under US GAAP would be presented as follows:

For the nine months ended September 30, 2009
(Unaudited)
Net cash used in operating activities	$(43,238,833)
Net cash used in investing activities	(14,164875)
Net cash provided by (used in) financial activities	(6,235,464)

Net decrease in cash and cash equivalents	(22,838,494)
Cash and cash equivalents at beginning of the year	23,514,652

Cash and cash equivalents at the end of the year	$676,158

Comprehensive income

Comprehensive income under ROC GAAP for the nine months ended September 30, 2009 are summarized as follows:

For the nine months ended September 30, 2009
(Unaudited)
Net loss	$(203,304,943)
Other comprehensive income, net of taxes
Net actuarial gain not recognized	0

Comprehensive loss	$(203,304,943)

The significant accounting policies for the reconciliation from ROC GAAP to US GAAP are as follows:

(1)	Compensated absences

Under ROC GAAP, the Company is not required to accrue for unused employee’s vacation leave at the end of each year. However, under US GAAP, SFAS No. 43, “Accounting for Compensated Absences,” it is required for an employer to accrue a liability for employees’ compensation for future absences if all of the following conditions are met: i) the employer’s obligation relating to employees’ rights to receive compensation for future absences is attributable to employees’ services already rendered, ii) the obligation relates to rights that vest or accumulate, iii) payment of the compensation is probable, and iv) the amount can be reasonably estimated. Accordingly, under US GAAP, unused vacation that can be carried over to the next year has to be accrued for at each balance sheet date to properly record the expense in the period in which the employee provided the services.

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

For the nine months ended 30 September 2009

(Expressed in New Taiwan Dollars, Unless Otherwise Specified)

(2)	Stock-based payment – employee compensation plan

A.	In 2006, the Company was authorized to issue employee stock options. The total number of options to be granted under the plan is equivalent to 30,000,000 shares of the Company’s common stock, and all options were granted to employees in 2007. Under ROC GAAP, the Company applies the intrinsic value method to recognize the difference between the fair value of the stock and the exercise price of its employee stock option as compensation expense over the requisite service period, if any, and pro forma information regarding net loss is required as if the Company had accounted for the employee stock options under the fair value method.

B.	For computing the fair value of options granted, we use the Black-Scholes option-pricing model with input assumptions of expected volatility, expected life, expected dividend rate and expected risk-free rate of return. We applied the historical volatility based on the historical stock price volatility over the historical time period commensurate with the expected term of the employee stock option of similar listed companies. The expected term is based on expected holding period. We estimated dividend yield by historical experience. Besides, we used the yield of Taiwan Government Bond with the contract term equal to the expected term of the share options as our risk-free interest rate pursuant to SFAS No. 123 (R), which required entities based in jurisdiction outside the United States to use the implied yield of zero-coupon government bonds currently available in the market where the shares are primarily traded when estimating the risk-free interest rate. The fair value of the Company’s stock options used to compute the 2009 compensation expense is the estimated present value at grant date using the Black-Scholes option pricing model with the following weighted average assumptions:

Volatility	52.11% ~ 55.19%

Risk-free interest rate	3.84% ~ 4.54%

Expected holding period	2.96 ~ 3.11 years

Dividend yield	0%

Note: No options granted in 2008 and 2009

(3)	Pension

Under ROC GAAP, net periodic pension costs of defined benefit pension plan are recognized in accordance with actuarial calculations. Under US GAAP, a defined benefit pension plan is accounted for pursuant to SFAS 87, “Employers’ Accounting for Pension” and No. 158 (effective for the Company in its fiscal year ending after December 15, 2006 with early adoption encouraged), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)”, which requires the recognition of the overfunded or underfunded status of a defined benefit pension plan as an asset or liability and changes in the funded status to be recognized through other comprehensive income, net of tax. Unrecognized gains and losses, prior service costs, or transition assets and liabilities as components of net periodic benefit cost of the period in accordance with SFAS No. 87 are now recognized as a component of accumulated other comprehensive income.

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

For the nine months ended 30 September 2009

(Expressed in New Taiwan Dollars, Unless Otherwise Specified)

(4)	Prepayment of property, plant and equipment

Under ROC GAAP, prepayment of property, plant and equipment is presented as part of property, plant and equipment.

Under US GAAP, prepayment of property, plant and equipment should be presented as other assets.

(5)	Technology know-how

In years 2000 and 2002, the founders of the Company contributed their technology know-how in exchange for the Company’s stock. Under ROC GAAP, the Company recorded the technology know-how based on a valuation report with corresponding entries to common stock and additional paid-in capital. The technology know-how was amortized over its estimated economic life using the straight-line method.

Under US GAAP, Staff Accounting Bulletin (SAB) Topic 5-G, “Acquisition of Assets from Promoters and Stockholders in Exchange for Common Stock,” states that “transfers of nonmonetary assets to a company by its promoters or stockholders in exchange for stock prior to or at the time of the company’s initial public offering normally should be recorded at the transferor’s historical cost basis determined under generally accepted accounting principles.”